Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symetra Life Insurance Company

We consent to the use of our reports dated March 25, 2021 with respect to the financial statements of Symetra Life Insurance Company, and dated April 23, 2021 with respect to the financial statements of Symetra Separate Account SL, both of which are incorporated by reference in the Pre-effective Amendment No.1 to the registration statement on Form N-6 (No. 333-256975/811-04909), and included in the Form N-VPFS filed with the Securities and Exchange Commission on April 29, 2021. We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm”.
Our report relating to the Symetra Life Insurance Company (the Company) financial statements, dated March 25, 2021, states that the Company prepared its financial statements using statutory accounting practices prescribed or permitted by the Insurance Division, Department of Commerce of the State of Iowa (statutory accounting practices), which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s financial statements are not intended to be and, therefore, are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those financial statements are presented fairly, in all material respects, in accordance with the statutory accounting practices.

/s/ KPMG LLP

August 25, 2021
Seattle, Washington